Exhibit 99.1

News Release

CBOE HOLDINGS REPORTS BEST FOURTH-QUARTER RESULTS EVER
Third Consecutive Year of Record Full-Year Revenue and Earnings

Fourth-Quarter 2013 Financial Highlights
-- Operating Revenue Increased 9 Percent to $141.8 Million
-- GAAP Net Income Allocated to Common Stockholders Up 16 Percent to $45.6 Million; Diluted EPS Up 16 Percent to $0.52
-- GAAP Operating Margin of 51.2 Percent; Adjusted Operating Margin of 51.2 Percent, Up 130 Basis Points1
Full-Year 2013 Financial Highlights
-- Operating Revenue Increased 12 Percent to $572.1 Million
-- GAAP Net Income Allocated to Common Stockholders Increased 12 Percent to $173.9 Million; Diluted EPS Up 12 Percent to $1.99
-- Adjusted Net Income Allocated to Common Stockholders Increased 20 Percent to $177.4 Million; Adjusted Diluted EPS Up 20 Percent to $2.031
-- GAAP Operating Margin of 50.0 Percent; Adjusted Operating Margin of 50.8 Percent, Up 210 Basis Points1
CHICAGO, February 7, 2014 - CBOE Holdings, Inc. (NASDAQ: CBOE) today announced its best fourth-quarter results ever, as well as record revenue and earnings for the full-year 2013, marking the third consecutive year of record financial results. For the quarter, the company reported GAAP net income allocated to common stockholders of $45.6 million, or $0.52 per diluted share, compared with $39.2 million, or $0.45 per diluted share, in the fourth quarter of 2012. On an adjusted basis, net income allocated to common stockholders was $45.6 million, or $0.52 per diluted share, compared with $38.9 million, or $0.45 per diluted share, in the prior year period. Operating revenue for the fourth quarter was $141.8 million, up 9 percent compared to $130.1 million in 2012's fourth quarter.
For the year ended December 31, 2013, GAAP net income allocated to common stockholders rose 12 percent to $173.9 million, or $1.99 per diluted share, on total operating revenue of $572.1 million. For the comparable period in 2012, the company reported GAAP net income allocated to common stockholders of $155.3 million, or $1.78 per diluted share, on operating revenue of $512.3 million. On an adjusted basis, net income allocated to common stockholders increased 20 percent to $177.4 million from $147.5 million in 2012, and adjusted diluted earnings per share grew 20 percent to $2.03 from $1.69 in 2012.
Financial results presented on an adjusted basis for the fourth quarter of 2012 and the years ended December 31, 2013 and 2012 exclude certain items, including accelerated stock-based compensation, the recognition of tax benefits relating to prior years, impairment charges and expenses related to the settlement of an SEC investigation, which are detailed in the reconciliation of non-GAAP results. There were no non-GAAP financial measures in the fourth quarter of 2013.
1 A full reconciliation of CBOE Holdings' non-GAAP results to its GAAP results for the reporting periods is included in the attached tables. See "Non-GAAP Information” in the accompanying financial tables.

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“We are pleased to report a strong finish to 2013, which marked our third consecutive year of record revenue and earnings. Our record performance illustrates the strength of our proprietary products and our successful efforts to expand CBOE’s global customer base. As we begin 2014, we are particularly excited about our new product pipeline, starting with the launch of futures on the CBOE Short-Term Volatility IndexSM (VXSTSM Index) later this month. We will continue to build on our success in shaping the options and volatility space, with an ongoing focus on delivering value to stockholders and our customers,” said Edward T. Tilly, CBOE Holdings Chief Executive Officer.
"We had a solid fourth quarter with year-over-year revenue growth of 9 percent and diluted EPS growth of 16 percent. For the full-year 2013, we generated $224 million in cash flow from operations, returned nearly $110 million in capital to our stockholders through dividends and share repurchases and expanded our adjusted operating margin to a new annual high of 50.8 percent. The company is well-positioned both financially and operationally, with strong cash flow, a strong balance sheet and positive momentum heading into 2014,” said Alan J. Dean, CBOE Holdings Executive Vice President and Chief Financial Officer.
The table below highlights CBOE Holdings' operating results on a GAAP basis and an adjusted basis for the comparative quarters and twelve-month periods ended December 31, 2013 and 2012. Financial results presented on an adjusted basis provide supplemental information to facilitate period-over-period comparisons by adjusting for certain items that management believes are not indicative of the company's core operating performance.
Key Statistics and Financial Highlights:

(in millions, except per share, revenue per contract and trading days)	4Q 2013	4Q 2012	Y/Y Change	YTD 2013	YTD 2012	Y/Y Change
Key Statistics:
Total Trading Days (1)	64	62		252	250
Average Daily Volume (options and futures)	4.89	4.13	18%	4.71	4.54	4%
Total Trading Volume (options and futures)	313.0	255.7	22%	1,187.6	1,134.3	5%
Average Revenue Per Contract	$0.316	$0.355	(11)%	$0.334	$0.315	6%
GAAP Financial Highlights:
Total Operating Revenues	$141.8	$130.1	9%	$572.1	$512.3	12%
Total Operating Expenses	69.2	70.3	(2)%	286.2	268.2	7%
Operating Income	72.6	59.8	21%	285.9	244.1	17%
Operating Margin %	51.2%	45.9%	530 bps	50.0%	47.6%	240 bps
Net Income	$46.1	$39.7	16%	$176.0	$157.4	12%
Net Income Allocated to Common Stockholders	$45.6	$39.2	16%	$173.9	$155.3	12%
Diluted EPS	$0.52	$0.45	16%	$1.99	$1.78	12%
Weighted Average Shares Outstanding	87.1	87.3	—%	87.3	87.5	—%
Adjusted Financial Highlights (2)
Total Operating Expenses	69.2	65.2	6%	281.2	262.9	7%
Operating Income	72.6	64.9	12%	290.9	249.4	17%
Operating Margin %	51.2%	49.9%	130 bps	50.8%	48.7%	210 bps
Net Income	$46.1	$39.4	17%	$179.6	$149.5	20%
Net Income Allocated to Common Stockholders	$45.6	$38.9	17%	$177.4	$147.5	20%
Diluted EPS	$0.52	$0.45	16%	$2.03	$1.69	20%
(1) In the fourth quarter of 2012, all U.S. exchanges were closed for two days as a result of Hurricane Sandy.
(2) A full reconciliation of our non-GAAP results to our GAAP results for the 2013 and 2012 reporting periods is included in the attached tables. See "Non-GAAP Information” in the accompanying financial tables.

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Revenues
In the fourth quarter of 2013, operating revenues increased by $11.7 million, or 9 percent, to $141.8 million from $130.1 million in 2012's fourth quarter. The increase primarily reflects higher revenue of $8.2 million in transaction fees, $1.5 million in market data fees, $1.3 million in exchange services and other fees and $1.1 million in regulatory fees, offset somewhat by a decrease of $0.7 million in access fees.
The largest revenue driver, transaction fees, increased 9 percent for the quarter as a result of a 22 percent increase in trading volume, offset somewhat by an 11 percent decrease in the average revenue per contract (RPC) compared with the fourth quarter of 2012. Total trading volume for the fourth quarter was 313.0 million contracts, or 4.89 million contracts per day, compared with 255.7 million contracts, or 4.13 million contracts per day, in 2012's fourth quarter. RPC for the quarter was $0.316 compared with $0.355 in the fourth quarter of 2012.
The decrease in RPC primarily resulted from higher volume discounts in multiply-listed options (options on equities and exchange-traded products) and a shift in the mix of products traded. Multiply-listed options, which generate the lowest RPC, accounted for 66.2 percent of the trading volume in the fourth quarter 2013 versus 65.6 percent in 2012's fourth quarter.
The average transaction fee per contract represents total transaction fee revenue divided by total reported trading volume for CBOE, C2 and CBOE Futures Exchange (CFE).
Adjusted Operating Expenses
Adjusted operating expenses were $69.2 million for the fourth quarter of 2013, up $4.0 million or 6 percent, compared with $65.2 million in the fourth quarter of 2012. There were no adjustments to operating expenses in the fourth quarter of 2013. For the fourth quarter of 2012, adjusted operating expenses exclude $0.1 million for accelerated stock-based compensation and $5.0 million related to the resolution of an SEC investigation.
The company's core operating expenses, which include total operating expenses less volume-based expenses, depreciation and amortization, accelerated stock-based compensation expense and unusual or one-time expenses, were $43.9 million for the fourth quarter of 2013, a decrease of $2.4 million or 5 percent, compared with the fourth quarter of 2012. This decrease primarily reflects lower expenses for outside services, offset somewhat by increases in employee costs and travel and promotional expenses.
Volume-based expenses, which include royalty fees and trading volume incentives, were $16.3 million in the fourth quarter of 2013, an increase of $3.6 million or 28 percent, compared with the same period during the prior year. The increase reflects higher royalty fees of $3.4 million and trading volume incentives of $0.2 million. The increase in royalty fees is directly related to higher trading volume in licensed products, as well as certain fee adjustments implemented in 2013.
Adjusted Operating Margin
The company's adjusted operating margin increased 130 basis points to 51.2 percent for the fourth quarter of 2013, compared with 49.9 percent in the same period in 2012. The adjusted operating margin for the full-year 2013 was 50.8 percent, the highest annual level in the company's history.
Effective Tax Rate
On a GAAP basis, the company reported an effective tax rate of 36.1 percent for the fourth quarter versus 33.1 percent in last year's fourth quarter. The effective tax rate for the fourth quarter of 2012 included the benefit of significant discrete items relating to prior years totaling $5.4 million, or $0.06 per share, as well as the recognition of other discrete items. Excluding the discrete items related to prior years, the effective tax rate for the fourth quarter of 2012 was 39.0 percent. The lower effective tax rate of 36.1 percent for the fourth quarter of 2013 primarily reflects the recognition of higher benefits related to the domestic production activities deduction resulting from an increase in qualifying income.

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Fourth Quarter 2013 Operational Highlights and Recent Developments

•
On February 1, 2014, the company reported that January 2014 average daily volume (ADV) for total options was 5.57 million contracts, a 28 percent increase from December 2013 and a 36 percent increase from January 2013. In addition, CFE reported that January 2014 ADV was 209,867 contracts, an increase of 51 percent from January 2013 and a 38 percent from December 2013.

•
On January 30, 2014, CFE announced plans to launch trading of futures with weekly expirations on the new CBOE Short-Term Volatility IndexSM (VXST Index) on Thursday, February 13, pending regulatory review.

•	For the fourth consecutive year, CFE reported record-setting trading volume in 2013.

•
On December 18, CBOE announced that a New York federal judge ruled in favor of S&P Dow Jones Indices (SPDJI) and dismissed an action brought by International Securities Exchange (ISE) that challenged SPDJI's rights to license its indexes for use as the basis of index options. The ruling rejects a challenge to CBOE's exclusive license to list options on the S&P 500® and Dow Jones Industrial AverageSM indices.. On January 24, CBOE and SPDJI announced that ISE’s deadline to appeal this decision had passed, ending ISE’s more than seven years of unsuccessful challenges to SPDJI’s and CBOE's rights.

•
On December 10, CBOE was named "U.S. Options Exchange of the Year" for the second consecutive year by Futures and Options World magazine. CBOE also claimed top honors for "Most Innovative New Contract, Index and Equities" for its S&P 500 Variance futures product, and "Best Technology Innovation by an Exchange, The Americas" for its new London Trading Hub.

•
Also on December 10, the company announced that its Board of Directors declared a special cash dividend of $0.50 per share on its common stock and authorized the company to repurchase an additional $100 million of its outstanding common stock, to be used in addition to any unused amount remaining under prior authorizations. The dividend was paid on January 17, 2014 to stockholders of record on January 3, 2014.

•	The company listed futures and options on the CBOE Russell 2000® Volatility Index on November 18 and December 3, respectively.

•	On December 4, CBOE announced that it will host the 30th Annual CBOE Risk Management Conference (RMC), from March 17 through March 19, 2014, in Bonita Springs, Florida.

•
On December 3, CBOE announced the appointment of John F. Deters as Chief Strategy Officer and Head of Corporate Initiatives. Deters succeeds Richard G. DuFour, CBOE Executive Vice President, Corporate Planning and Development, who has since retired.

•
On November 27, CBOE began disseminating values for a new benchmark volatility index, the CBOE Mid-Term Volatility IndexSM (ticker: VXMTSM Index), which is a measure of the expected volatility of the S&P 500 Index over a six-month time horizon.

•	On November 5, CBOE listed a Mini-SPX Index option (options symbol: XSP) contract with a new PM-settlement feature.

•
On November 4, CFE completed the second phase of its extended trading hours initiative, extending the trading day for VIX futures by five hours. This trading period begins at 2:00 a.m. CT, which aligns with the 8:00 a.m. open of the London markets. The first phase was completed on October 28, when the company added an additional 45-minute extended trading hours period from 3:30 p.m. to 4:15 p.m. CT, Monday through Thursday.

•
On October 1, CBOE began disseminating values for a new benchmark volatility index, the CBOE Short-Term Volatility Index (VXST Index). Like the CBOE Volatility Index® (VIX® Index), the VXST Index reflects investors' consensus view of expected market volatility, but where the VIX Index has a 30-day horizon, the VXST Index looks out just nine days, making it particularly responsive to changes in short-term volatility.

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Return of Capital to Stockholders
As announced on December 10, 2013, CBOE Holdings' Board of Directors declared a special cash dividend of $0.50 per share and authorized the company to repurchase an additional $100 million of its outstanding common stock. The new authorization is in addition to any unused amount remaining under prior authorizations. The special dividend was paid January 17, 2014 to stockholders of record on January 3, 2014.
As announced on February 5, 2014, the company's Board of Directors declared a quarterly dividend of $0.18 per share, payable March 21, 2014 to stockholders of record on February 28, 2014.
During the fourth quarter of 2013, the company repurchased 626,100 shares of its common stock under its share repurchase program at an average price of $50.01 per share, for an aggregate purchase price of $31.3 million. For the full-year 2013, the company repurchased 932,400 shares at an average price of $48.57, for an aggregate purchase price of $45.3 million.
At December 31, 2013, the company had approximately $158.0 million remaining on its existing share repurchase authorizations.
2014 Fiscal Year Financial Guidance
CBOE Holdings currently expects the following for the year ended December 31, 2014:

•
Core operating expenses are expected to be in the range of $191.0 million to $196.0 million, an increase of 3 to 5 percent compared with $185.8 million in 2013. The projected increase in core operating expenses in 2014 compared with 2013 primarily reflects higher expenses related to regulatory services, which are expected to be offset by higher revenue from regulatory fees. Continuing stock-based compensation expense included in core expenses is expected to be approximately $13.0 million for the full year.

•
The company also plans to recognize accelerated stock-based compensation expense of approximately $3.0 million in the first quarter of 2014. This expense is reported in employee costs and will be included in the company's non-GAAP reconciliation.

•
The consolidated effective tax rate is expected to be in the range of 38.5 percent to 39.5 percent for the year ended December 31, 2014. Significant changes in trading volume, expenses, state and local tax rates and other items, including ongoing state and federal tax audits, could materially impact this expectation.

•	Depreciation and amortization expense is expected to be in the range of $38.0 million to $40.0 million.

•
Capital expenditures are projected to be in the range of $47.0 million to $50.0 million, up compared with $31.7 million in 2013, primarily driven by increased spending to harden the company's systems, as well as ongoing investments in systems hardware and software that enhance trading technology and regulatory systems.

Earnings Conference Call
Executives of CBOE Holdings will host a conference call to review its fourth quarter financial results today, February 7, 2014, at 8:30 a.m. ET/7:30 a.m. CT. The conference call and any accompanying slides will be publicly available via live webcast from the Investor Relations section of the company's website at www.cboe.com under Events & Presentations. Participants may also listen via telephone by dialing (877) 372-0876 from the United States or Canada, or (253) 237-1167 for international callers. Telephone participants should place calls 10 minutes prior to the start of the event. The webcast will be archived on the company's website for replay. A telephone replay of the earnings call also will be available from approximately 11:00 a.m. CT, February 7, through 11:00 p.m. CT, February 14, 2014, by calling (855) 859-2056 within the U.S. and Canada, or (404) 537-3406 for international callers, using replay code 26389535.

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About CBOE Holdings, Inc.:

CBOE Holdings, Inc. (NASDAQ: CBOE) is the holding company for Chicago Board Options Exchange (CBOE), CBOE Futures Exchange (CFE) and other subsidiaries. CBOE, the largest U.S. options exchange and creator of listed options, continues to set the bar for options and volatility trading through product innovation, trading technology and investor education. CBOE Holdings offers equity, index and ETP options, including proprietary products, such as S&P 500 options (SPX), the most active U.S. index option, and options and futures on the CBOE Volatility Index (the VIX Index). Other products engineered by CBOE include equity options, security index options, LEAPS options, FLEX options, and benchmark products such as the CBOE S&P BuyWrite Index (BXM). CBOE Holdings is home to the world-renowned Options Institute and www.cboe.com, the go-to place for options and volatility trading resources.
Forward-Looking Statements
This press release may contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those statements that reflect our expectations, assumptions or projections about the future and involve a number of risks and uncertainties. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause actual results to differ materially from that expressed or implied by the forward-looking statements, including: the loss of our right to exclusively list certain index option products; increasing price competition in our industry; compliance with legal and regulatory obligations and obligations under agreements with regulatory agencies; our ability to operate our business, monitor and maintain our systems or program them so that they operate correctly, including in response to increases in trading volume and order transaction traffic; decreases in the amount of trading volumes or a shift in the mix of products traded on our exchanges; legislative or regulatory changes; increasing competition by foreign and domestic entities; economic, political and market conditions; our ability to operate our business without violating the intellectual property rights of others and the costs associated with protecting our intellectual property rights; our ability to maintain access fee revenues; our ability to protect our systems and communication networks from security risks, including cyber-attacks; our ability to attract and retain skilled management and other personnel; our ability to maintain our growth effectively; our dependence on third party service providers; and the ability of our compliance and risk management methods to effectively monitor and manage our risks.
More detailed information about factors that may affect our performance may be found in our filings with the SEC, including in our Annual Report on Form 10-K for the year ended December 31, 2012 and other filings made from time to time with the SEC.
The condensed consolidated statements of income, balance sheets and statements of cash flows are unaudited and subject to reclassification.

CBOE Media Contacts:		Analyst Contact:

Gail Osten	Gary Compton	Debbie Koopman
(312) 786-7123	(312) 786-7612	(312) 786-7136
osten@cboe.com	comptong@cboe.com	koopman@cboe.com

CBOE-F

Trademarks:

CBOE®, Chicago Board Options Exchange®, CBOE Volatility Index®, CFE®, FLEX®, LEAPS® and VIX® are registered trademarks and BuyWriteSM, BXMSM, CBOE Futures ExchangeSM, CBOE Mid-Term Volatility IndexSM, CBOE Short-Term Volatility IndexSM, Execute SuccessSM, SPXSM, The Options InstituteSM, XSPSM, VXMTSM, VXSTSM and WeeklysSM are service marks of Chicago Board Options Exchange, Incorporated (CBOE).  C2SM and C2 Options ExchangeSM are service marks of C2 Options Exchange, Incorporated (C2). Standard & Poor's®, S&P®, S&P 100® and S&P 500® are registered trademarks of Standard & Poor's Financial Services LLC and have been licensed for use by CBOE, C2 and CFE. Russell 2000® is a registered trademark of Russell Investments, used under license. .All other trademarks and service marks are the property of their respective owners.

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CBOE Holdings, Inc.
Selected Quarterly Operating Statistics

Average Daily Volume by Product (in thousands)

	4Q 2013	3Q 2013	2Q 2013	1Q 2013	4Q 2012
PRODUCT:
Equities	1,912	1,767	1,595	1,604	1,617
Indexes	1,494	1,378	1,543	1,501	1,294
Exchange-traded products	1,328	1,322	1,641	1,107	1,091
Total Options Average Daily Volume	4,734	4,467	4,779	4,212	4,002
Futures	156	148	180	154	123
Total Average Daily Volume	4,890	4,615	4,959	4,366	4,125

Mix of Trading Volume by Product

	4Q 2013	3Q 2013	2Q 2013	1Q 2013	4Q 2012
PRODUCT:
Equities	39.1%	38.3%	32.2%	36.7%	39.2%
Indexes	30.6%	29.9%	31.1%	34.4%	31.4%
Exchange-traded products	27.1%	28.6%	33.1%	25.4%	26.4%
Futures	3.2%	3.2%	3.6%	3.5%	3.0%
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Average Revenue Per Contract by Product

	4Q 2013	3Q 2013	2Q 2013	1Q 2013	4Q 2012
Trading Days	64	64	64	60	62
PRODUCT:
Equities	$0.075	$0.077	$0.090	$0.140	$0.134
Indexes	0.666	0.669	0.675	0.671	0.670
Exchange-traded products	0.125	0.123	0.119	0.155	0.186
Total Options Average Revenue Per Contract	0.275	0.273	0.289	0.333	0.322
Futures	1.566	1.559	1.544	1.618	1.442
Total Average Revenue Per Contract	$0.316	$0.315	$0.334	$0.378	$0.355

Transaction Fees by Product (in thousands)

	4Q 2013	3Q 2013	2Q 2013	1Q 2013	4Q 2012
PRODUCT:
Equities	$9,162	$8,741	$9,213	$13,509	$13,472
Indexes	63,667	59,047	66,654	60,379	53,764
Exchange-traded products	10,592	10,401	12,458	10,296	12,552
Total Options Transaction Fees	$83,421	$78,189	$88,325	$84,184	$79,788
Futures	15,605	14,765	17,769	14,961	11,017
Total Transaction Fees	$99,026	$92,954	$106,094	$99,145	$90,805

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Non-GAAP Information
In addition to disclosing results determined in accordance with GAAP, CBOE Holdings has disclosed certain non-GAAP measures of operating performance. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. The non-GAAP measures provided in this press release include core operating expenses, adjusted operating expenses, adjusted operating income, adjusted operating margin, adjusted net income, adjusted net income allocated to common stockholders and adjusted diluted earnings per share.
Management believes that the non-GAAP financial measures presented in this press release, including adjusted net income and core operating expenses, provide useful and comparative information to assess trends in our core operations and a means to evaluate period-to-period comparisons. Non-GAAP financial measures disclosed by management, including adjusted diluted EPS, are provided as additional information to investors in order to provide them with an alternative method for assessing our financial condition and operating results.
The table below shows core operating expenses, which is the company's operating expenses after excluding (i) volume-based expenses, (ii) depreciation and amortization expense, (iii) accelerated stock-based compensation expense and (iv) other unusual or one-time expenses.

	Three months ended December 31,		Twelve months ended December 31,

(in thousands)	2013	2012	2013	2012
Total Operating Expenses	$69,231	$70,325	$286,236	$268,241
Less:
Depreciation and amortization	9,108	6,210	34,488	31,485
Accelerated stock-based compensation expense	—	149	3,996	343
Liability related to SEC investigation (in other expenses)	—	5,000	1,000	5,000
Volume-based expenses:
Royalty fees	15,043	11,639	56,576	46,135
Trading volume incentives	1,227	1,027	4,355	6,275
Core Operating Expenses (non-GAAP):	$43,853	$46,300	$185,821	$179,003
Less: Continuing stock-based compensation expense	3,957	3,151	16,828	12,005
Core Operating Expenses Excluding Continuing Stock-Based Compensation (non-GAAP)	$39,896	$43,149	$168,993	$166,998

Detail of Core Operating Expenses (non-GAAP)
Employee costs	$28,059	$26,291	$114,087	$103,853
Data processing	4,286	4,707	17,898	19,603
Outside services	5,867	10,790	34,473	36,300
Travel and promotional expenses	3,254	1,988	9,806	10,006
Facilities costs	1,245	1,269	5,053	5,066
Other expenses	1,142	1,255	4,504	4,175
Total	$43,853	$46,300	$185,821	$179,003

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The table below shows the reconciliation of each financial measure from GAAP to non-GAAP. The non-GAAP financial measures exclude the impact of those items detailed in the footnotes below and are referred to as adjusted financial measures. There were no non-GAAP financial measures in the fourth quarter of 2013.

(in thousands, except per share amounts)	Three months ended December 31, 2012
		Items Impacting Results
	Reported (GAAP)	Operating Expenses [1]	Operating Expenses[2]	Income Tax [3]	Adjusted (non-GAAP)
Total Operating Revenues	$130,077				$130,077
Total Operating Expenses	70,325	(149)	(5,000)		65,176
Operating Income	59,752	149	5,000		64,901
Operating Margin	45.9%				49.9%
Total Other Expense	(353)				(353)
Income Before Income Taxes	59,399	149	5,000		64,548
Income Tax Provision	19,674	63	—	5,415	25,152
Effective Income Tax Rate	33.1%				39.0%
Net Income	$39,725	$86	$5,000	$(5,415)	$39,396
Net Income Allocated to Participating Securities	(479)	(1)	(56)	61	(475)
Net Income Allocated to Common Stockholders	$39,246	$85	$4,944	$(5,354)	$38,921
Diluted Net Income per Share Allocated to Common Stockholders	$0.45	$—	$0.06	$(0.06)	$0.45

(in thousands, except per share amounts)	Twelve months ended December 31, 2013					Twelve months ended December 31, 2012
		Items Impacting Results					Items Impacting Results
	Reported (GAAP)	Operating Expenses [1]	Operating Expenses[2]	Other Expense[4]	Adjusted (non-GAAP)	Reported (GAAP)	Operating Expenses [1]	Operating Expenses[2]	Income Tax [3]	Adjusted(non-GAAP)
Total Operating Revenues	$572,050				$572,050	$512,338				$512,338
Total Operating Expenses	286,236	(3,996)	(1,000)		281,240	268,241	(343)	(5,000)		262,898
Operating Income	285,814	3,996	1,000		290,810	244,097	343	5,000		249,440
Operating Margin	50.0%				50.8%	47.6%				48.7%
Total Other Expense	(2,158)			245	(1,913)	(1,546)				(1,546)
Income Before Income Taxes	283,656	3,996	1,000	245	288,897	242,551	343	5,000		247,894
Income Tax Provision	107,657	1,518	—	93	109,268	85,156	139	—	13,054	98,349
Effective Income Tax Rate	38.0%				37.8%	35.1%				39.7%
Net Income	$175,999	$2,478	$1,000	$152	$179,629	$157,395	$204	$5,000	$(13,054)	$149,545
Net Income Allocated to Participating Securities	(2,136)	(34)	(14)	2	(2,182)	(2,141)	(3)	(68)	177	(2,035)
Net Income Allocated to Common Stockholders	$173,863	$2,444	$986	$154	$177,447	$155,254	$201	$4,932	$(12,877)	$147,510
Diluted Net Income per Share Allocated to Common Stockholders	$1.99	$0.03	$0.01	$—	$2.03	$1.78	$—	$0.06	$(0.15)	$1.69

NOTES: Amounts may not foot due to rounding.

1)	In the second and first quarters of 2013 and the fourth and first quarters of 2012, the company accelerated the vesting of certain stock awards.

2)	In the second quarter of 2013 and the fourth quarter of 2012, the company recognized expense for the resolution of an SEC investigation that was finalized in the second quarter of 2013.

3)	In the fourth and third quarters of 2012, the company recorded tax benefits relating to significant discrete items.

4)	In the first quarter of 2013, the company recorded an impairment for an investment in affiliate.

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Page 10/12 CBOE Holdings, Inc. Reports Fourth Quarter 2013 Financial Results

CBOE Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
Three and Twelve months ended December 31, 2013 and 2012

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands, except per share amounts)	2013	2012	2013	2012

Operating Revenues:
Transaction fees	$99,026	$90,805	$397,218	$357,146
Access fees	15,313	15,963	61,022	64,070
Exchange services and other fees	9,634	8,296	37,250	31,368
Market data fees	6,987	5,511	24,911	24,360
Regulatory fees	7,556	6,508	36,631	20,995
Other revenue	3,314	2,994	15,018	14,399
Total Operating Revenues	141,830	130,077	572,050	512,338

Operating Expenses:
Employee costs	28,059	26,440	118,083	104,196
Depreciation and amortization	9,108	6,210	34,488	31,485
Data processing	4,286	4,707	17,898	19,603
Outside services	5,867	10,790	34,473	36,300
Royalty fees	15,043	11,639	56,576	46,135
Trading volume incentives	1,227	1,027	4,355	6,275
Travel and promotional expenses	3,254	1,988	9,806	10,006
Facilities costs	1,245	1,269	5,053	5,066
Other expenses	1,142	6,255	5,504	9,175
Total Operating Expenses	69,231	70,325	286,236	268,241

Operating Income	72,599	59,752	285,814	244,097

Other Income / (Expense):
Investment income	21	60	63	149
Net loss from investment in affiliates	(467)	(413)	(2,221)	(1,695)
Total Other Expense	(446)	(353)	(2,158)	(1,546)

Income Before Income Taxes	72,153	59,399	283,656	242,551
Income Tax Provision	26,043	19,674	107,657	85,156
Net Income	46,110	39,725	175,999	157,395
Net Income allocated to participating securities	(467)	(479)	(2,136)	(2,141)
Net Income allocated to common stockholders	$45,643	$39,246	$173,863	$155,254

Net income per share allocated to common stockholders
Basic	$0.52	$0.45	$1.99	$1.78
Diluted	0.52	0.45	1.99	1.78
Weighted average shares used in computing income per share:
Basic	87,061	87,272	87,331	87,460
Diluted	87,061	87,272	87,331	87,460

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Page 11/12 CBOE Holdings, Inc. Reports Fourth Quarter 2013 Financial Results

CBOE Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
December 31, 2013 and December 31, 2012

(in thousands, except share amounts)	December 31, 2013	December 31, 2012
Assets
Current Assets:
Cash and cash equivalents	$221,341	$135,597
Accounts receivable—net allowances of 2013 - $266 and 2012 - $340	49,888	45,666
Marketing fee receivable	8,869	5,216
Income taxes receivable	22,039	11,717
Other prepaid expenses	4,007	4,146
Other current assets	2,717	567
Total Current Assets	308,861	202,909
Investments in Affiliates	14,581	14,270
Land	4,914	4,914
Property and Equipment:
Construction in progress	23	89
Building	65,448	62,442
Furniture and equipment	271,437	263,155
Less accumulated depreciation and amortization	(269,614)	(251,642)
Total Property and Equipment—Net	67,294	74,044
Other Assets:
Software development work in progress	7,853	4,370
Data processing software and other assets (less accumulated amortization—2013, $147,322; 2012, $133,862)	38,086	38,351
Total Other Assets—Net	45,939	42,721
Total	$441,589	$338,858

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued expenses	$52,958	$45,148
Dividend payable	43,831	—
Marketing fee payable	9,442	5,808
Deferred revenue	1,100	1,084
Post-retirement medical benefits	127	110
Total Current Liabilities	107,458	52,150

Long-term Liabilities:
Post-retirement medical benefits	2,110	1,794
Income taxes liability	29,903	20,857
Other long-term liabilities	3,856	3,946
Deferred income taxes	13,745	20,989
Total Long-term Liabilities	49,614	47,586
Total Liabilities	157,072	99,736
Commitments and Contingencies
Stockholders' Equity
Preferred stock, $0.01 par value: 20,000,000 shares authorized, no shares issued and outstanding at December 31, 2013 or 2012	—	—
Unrestricted common stock, $0.01 par value: 325,000,000 shares authorized; 91,845,492 issued and 86,770,737 outstanding at December 31, 2013; 91,270,274 issued and 87,271,683 outstanding at December 31, 2012	919	913
Additional paid-in-capital	90,985	67,812
Retained earnings	349,290	275,491
Treasury stock at cost – 5,074,755 shares at December 31, 2013 and 3,998,591 shares at December 31, 2012	(155,627)	(104,201)
Accumulated other comprehensive loss	(1,050)	(893)
Total Stockholders' Equity	284,517	239,122

Total	$441,589	$338,858

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Page 12/12 CBOE Holdings, Inc. Reports Fourth Quarter 2013 Financial Results

CBOE Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
Twelve Months Ended December 31, 2013 and 2012

	Twelve Months Ended December 31,
(in thousands)	2013	2012
Cash Flows from Operating Activities:
Net Income	$175,999	$157,395
Adjustments to reconcile net income to
net cash flows from operating activities:
Depreciation and amortization	34,488	31,485
Other amortization	114	88
Provision for deferred income taxes	(7,145)	(495)
Stock-based compensation	20,823	12,348
Loss on disposition of property	3	1
Loss on investment in affiliates	1,976	1,695
Impairment of investment in affiliates and other assets	245	—
Net change in assets and liabilities:	(2,123)	(1,982)
Net Cash Flows Provided by Operating Activities	224,380	200,535
Cash Flows from Investing Activities:
Capital and other assets expenditures	(28,673)	(30,066)
Investment in affiliates	(2,532)	(2,911)
Other	8	—
Net Cash Flows Used in Investing Activities	(31,197)	(32,977)
Cash Flows from Financing Activities:
Payment of quarterly dividends	(58,369)	(47,828)
Payment of special dividend	—	(66,197)
Excess tax benefit from stock-based compensation	2,356	—
Purchase of unrestricted stock from employees	(6,136)	(3,128)
Purchase of unrestricted stock under repurchase program	(45,290)	(49,744)
Net Cash Flows Used in Financing Activities	(107,439)	(166,897)

Net Increase in Cash and Cash Equivalents	85,744	661

Cash and Cash Equivalents at Beginning of Period	$135,597	$134,936
Cash and Cash Equivalents at End of Period	$221,341	$135,597

Supplemental Disclosure of Cash Flow Information
Cash paid for income taxes	$113,741	$82,633
Non-cash activities:
Change in post-retirement benefit obligation	$255	$(25)
Unpaid liability to acquire equipment and software	$3,048	$755
Unpaid liability related to SEC investigation	$—	$5,000
Dividends payable	$43,831	$—

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